Exhibit 10.2

USA COMPRESSION PARTNERS, LP

2013 LONG-TERM INCENTIVE PLAN

RETENTION PHANTOM UNIT AGREEMENT

Pursuant to this Retention Phantom Unit Agreement, dated as of the Grant Date identified in the Grant Notice below (this “Agreement”), USA Compression GP, LLC (the “Company”), as the general partner of USA Compression Partners, LP (the “Partnership”), hereby grants to ________________ (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions of this Agreement and the USA Compression Partners, LP 2013 Long-Term Incentive Plan, as amended (the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference.  The Company, the Partnership, and its and their subsidiaries are collectively referred to as the “USAC Entities” and each a “USAC Entity.”  Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of Phantom Units:  ______ Phantom Units

Grant Date:  __________

Vesting of Phantom Units:  Phantom Units shall vest incrementally with 60% of the Phantom Units vesting on December 5, 2021 and the remaining 40% on December 5, 2023, subject in each case to the Participant continuing in Service through the applicable vesting date; provided that the Phantom Units shall be subject to accelerated vesting in certain circumstances as set forth in Section 4 below.

Forfeiture of Phantom Units:  In the event of a cessation (not including any approved leave of absence) of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.

Settlement of Phantom Units:  Upon vesting, the Participant shall be entitled to receive, with respect to each vested Phantom Unit, one (1) Unit as set forth in Section 5 below.

TERMS AND CONDITIONS OF PHANTOM UNITS

1. Grant.  The Company hereby grants to the Participant, as of the Grant Date, an award of Phantom Units in the amount set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan.

2. Phantom Units.  Each Phantom Unit shall represent the right to receive, following (i) vesting of such Phantom Unit in accordance with Section 4 below, and (ii) settlement of such Phantom Unit in accordance with Section 5 below, one (1) Unit.  Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit.  Prior to settlement of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.

3. Distribution Equivalent Rights. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding Distribution Equivalent Right (a “DER”), which shall remain outstanding from the Grant Date until the earlier of the settlement, as described in Section 5 below, or forfeiture of the related Phantom Unit.  Each DER shall entitle the Participant to receive payments, subject to and in accordance with this Agreement, in an amount equal to any distributions made by the Partnership following the Grant Date and while the DER is outstanding in respect of the Unit underlying the Phantom Unit to which such DER relates, which amounts shall be paid to the Participant promptly following the date each such distribution is made by the Partnership to its unitholders but not later than March 15 of the calendar year following the calendar year in which such distribution is made, subject to any tax withholding.  Upon the forfeiture or settlement of an underlying Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions made by the Partnership to its unitholders prior to the date of such forfeiture or settlement.

4. Vesting and Forfeiture.
(a) Vesting. Subject to remaining provisions in this Section 4, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.

(b) Separation from Service Without Cause or for Good Reason. If the Participant is terminated by the Company without Cause or separates from Service for Good Reason, then (i) 100% of the then-unvested Phantom Units shall vest in full as of immediately prior to such separation from Service, and (ii) provided the Participant timely executes and does not revoke the Release, the Participant shall receive the Release Payment from the Partnership on or before the sixtieth (60th) day following the date of his separation from Service.  For purposes of this Agreement, the following definitions shall apply:

i. “Cause” means (1) the commission by the Participant of a criminal or other act that involves dishonesty, misrepresentation or moral turpitude; (2) engagement by the Participant in any willful or deliberate misconduct which causes or is reasonably likely to cause economic damage to the Company, the Partnership or any of its and their subsidiaries or injury to the business reputation of the Company, the Partnership or its or their subsidiaries; (3) engagement in any dishonest or fraudulent conduct by the Participant in the performance of the Participant’s duties on behalf of the Company, the Partnership or its or their subsidiaries, including, without limitation, the theft or misappropriation of funds or the disclosure of confidential or proprietary information; (4) a knowing breach by the Participant of any fiduciary duty applicable to the Participant in performance of the Participant’s duties as contained in the organizational documents of the Company, the Partnership or any of its or their subsidiaries; (5) the continuing failure or refusal of the Participant to satisfactorily perform the essential duties of the Participant for the Company; (6) improper conduct materially prejudicial to the business of the Company, the Partnership or any of its or their subsidiaries; (7) the material disregard or violation by the Participant of any Company policy or procedure; or (8) any other conduct materially detrimental (as determined in the sole reasonable judgment of the Company) to the Company’s, the Partnership’s or its or their subsidiaries’ business.  With respect to a termination for Cause pursuant to subsections (5), (6), (7) and (8) above, such termination will not be considered for Cause unless the Participant has been given written notice specifying in detail the conduct that allegedly constitutes grounds to terminate for Cause and an opportunity for thirty (30) days after receipt of such notice to cure such grounds, if curable. Termination for Cause under subsections (1), (2), (3) or (4) cannot be cured by the individual and no such notice to cure will be delivered.

ii. “Good Reason” means the occurrence, during the Restricted Period and without the Participant’s prior written consent, of any one or more of the following: (1) a material reduction in the Participant’s current title; (2) a more than 10% reduction by the Company in the Participant’s rate of annual base salary, annual bonus target or annual long-term incentive target, each determined as of the Grant Date; (3) a material diminution in the Participant’s authority, duties, reporting relationship or responsibilities that is inconsistent in a material and adverse respect with the Participant’s authority, duties, reporting relationship or responsibilities with the Partnership on the date of the Grant Date, provided that such material diminution is also accompanied with any associated reduction in the Participant’s annual base salary, annual bonus target or annual long-term incentive target, determined based on the Participant’s highest annual base salary, annual bonus target or annual long-term incentive target during the most recent 365-day period prior to the date the change described in this clause (3) occurs; or (4) a change of 50 miles or more in the geographic location of the Participant’s principal place of employment as of the Grant Date.  For any resignation to be treated as based on “Good Reason” under this Agreement, the following must occur: (x) the Participant must provide written notice to the Company of the existence of the Good Reason condition within a period not to exceed thirty (30) days of the initial existence of the condition; (y) the Company shall have not less than thirty (30) days following its receipt of such during which it may remedy the condition; and (z) the Participant’s termination of employment must occur within the ninety (90)-day period after the initial existence of the condition specified in such notice.  Further, no act or omission shall be “Good Reason” if Employee has consented in writing to such act or omission.

iii. “Release Payment” means a severance payment from the Company to the Participant in an amount equal to the sum of (1) the product of (x) the difference between (A) [_________________][1] and (B) the number of Units issued to Employee in settlement of his rights under this Agreement, multiplied by (y) $0.525, multiplied by (z) the number of quarterly distribution dates for the Partnership’s common units which would occur between (A) the date the Participant separates from Service, and (B) December 5, 2023, and (2) if the Employee separates

1. Insert number of common units subject to grant, as listed on page 1.

from Service on or after December 5, 2021, the product of (x) the number of Units withheld, or settled in cash, as applicable, by the Partnership to pay applicable income and employment tax in connection with the vesting of Phantom Units on December 5, 2021, multiplied by (y) $0.525, multiplied by (z) the number of quarterly distribution dates for the Partnership’s common units which occurred between December 5, 2021 and the date the Employee separated from Service.

iv. “Release” means a general release and waiver of all claims the Participant may have against the Company, the Partnership and their affiliates, which shall be in a form attached hereto as Exhibit A.

(c) Death or Disability. No portion of the Phantom Units shall be forfeited as a result of the occurrence, prior to the end of the Restricted Period, of the Participant’s death or Disability.  Instead, in the event of the Participant’s death or Disability, one hundred percent (100%) of the then-unvested Phantom Units shall vest in full immediately prior to such death or Disability.

(d) Change in Control.  If a Change in Control, as that term is defined from time to time under the Plan, occurs after the Grant Date, then 100% of the then-unvested Phantom Units shall vest in full as of immediately prior to such event.

(e) Qualified Retirement.[2] If the Participant has at least ten years of Service and has attained age 65 on the date the Participant terminates employment with the Partnership, or one of its affiliates or subsidiaries, voluntarily due to retirement, then 40% of the remaining unvested Phantom Units under this Agreement at the time of the Participant’s retirement shall be vested on that date.

(f) Forfeiture.  Notwithstanding the foregoing, and except as provided in this Section 4 above, in the event of a cessation (not including any approved leave of absence) of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such cessation of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.  No portion of the Phantom Units which has not become vested at the date of the Participant’s cessation (not including any approved leave of absence) of Service shall thereafter become vested.

5. Settlement of Phantom Units.  The Company or the Partnership shall deliver or cause to be delivered to the Participant (or in the event of the Participant’s death, to the Participant’s estate) one whole Unit for each vested Phantom Unit, subject to applicable tax withholdings, as soon as reasonably practical following the date on which such Phantom Units vest.  For purposes of the preceding sentence, if a Participant is eligible to separate from Service due to a Qualified Retirement then (i) the Participant shall only receive payment following the Participant’s separation from Service, and (ii) such payment shall be subject to the delayed payment provision in Section 15(b) below.  In lieu of the foregoing, the Committee may elect in its discretion to pay the Phantom Units in cash equal to the Fair Market Value of the Units that would otherwise be distributed as of the date of vesting.

2.This qualified retirement section only appears in the Retention Phantom Unit Agreement for the Chief Executive Officer.

6. Rights as a Unit Holder.  Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.

7. Partnership Agreement.  Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement.  Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.

8. No Right to Continued Employment.  Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof or establish standards regarding the termination from employment of the Participant.  Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.

9. Confidentiality and Access to Confidential Information.

(a) Participant’s Receipt of and Access to Confidential Information and Protected Relationships.  In connection with Participant’s Service to one or more of the USAC Entities, such USAC Entities have provided and will continue to provide Participant access to, and/or allow Participant the opportunity to develop, confidential information of the USAC Entities, including certain information pertaining to the USAC Entities’ past, current, and future:  business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to the USAC Entities’ business that is treated by the USAC Entities as confidential (all of the foregoing collectively, “Confidential Information”).  The USAC Entities will also provide Participant access to, and the opportunity to develop, business relationships with the USAC Entities’ customers, clients, and partners with whom the USAC Entities have developed goodwill and to which Participant would not otherwise have access (collectively, “Protected Relationships”).  Participant acknowledges and agrees that even if Participant creates or adds to any Confidential Information or Protected Relationships, Participant is being compensated to do so under Participant’s Service with the USAC Entities and any such information is and will remain the property of the USAC Entities.

(b) Participant’s Obligations of Non-Use and Non-Disclosure.  Participant acknowledges that the business of the USAC Entities is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships are valuable, special, and unique assets of the USAC Entities which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information.  Participant further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the USAC Entities in maintaining their competitive position.  Accordingly, Participant hereby agrees that Participant will not, at any time during or after Participant’s Service to any of the USAC Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the USAC Entities.

(c) Third-Party Information.  Participant acknowledges that, as a result of Participant’s Service, Participant has had and will continue to have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the USAC Entities.  Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d) Return of Documents and Electronic Data.  All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Participant during the period of Participant’s Service which contain or disclose the Confidential Information and/or Protected Relationships shall be and remain the property of the USAC Entities.  Upon request, and in any event without request upon termination of Participant’s Service for any reason, Participant shall promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the USAC Entities.

(e) Restriction Limitations.  Notwithstanding the foregoing or anything herein to the contrary, Participant acknowledges and agrees that (i) nothing contained in this Agreement will prohibit Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in this Agreement is intended to or will prevent Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.	Non-Solicitation.

(a) Consideration for Restrictive Covenants.  The restrictive covenants contained in this Section 10 are supported by consideration to Participant from the USAC Entities as specified in this Agreement, including, but not limited to, the consideration provided in Sections 1 and 9.  Participant agrees that the restrictive covenants contained in this Section 10 are in exchange for the consideration specified herein, as a material incentive for the Partnership to enter into this Agreement, to help enforce Participant’s agreement not to use or disclose Confidential Information and Protected Relationships as set forth in Section 9, and to protect the USAC Entities’ goodwill which Participant will help develop during Participant’s period of Service.

(b) Non-Solicitation of Employees.  During the Restrictive Covenant Period (as defined below), Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any employee of the USAC Entities or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the USAC Entities to leave the employment of the USAC Entities, nor shall Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the USAC Entities for the purpose of soliciting such employee for potential employment or services on behalf of any person or entity other than the USAC Entities.

(c) Non-Solicitation of Customers, Vendors, and Business Partners.  During the Restrictive Covenant Period, Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

i. influence, induce, solicit or encourage any potential or actual customer, actual vendor, or actual business partner of the USAC Entities  to abandon, reduce, or materially change its business relationship with the USAC Entities, or

ii. provide products or services related to the Restricted Business (as defined below) to any potential or actual customer or actual business partner of the USAC Entities.

During the post-Service period of the Restrictive Covenant Period, this Section 10(c) shall only restrict Participant’s activities with respect to (i) actual or potential customers and actual business partners of the USAC Entities with whom Participant had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Participant’s Service for any reason, or (ii) actual or potential customers and actual business partners of the USAC Entities about whom Participant learned Confidential Information in the twenty-four (24) months preceding the termination of Participant’s Service for any reason.

(a) Definitions.

i. Restricted Business. The Restricted Business is defined as the products and services provided or proposed to be provided by the USAC Entities during Participant’s Service and which Participant (i) was directly involved or indirectly involved through the supervision of other employees; or (ii) about which Participant received Confidential Information.

ii. Restrictive Covenant Period.  The Restrictive Covenant Period is defined as the period of time during Participant’s Service to any USAC Entity and continuing for one (1) year after the date Participant is no longer employed by or providing Services to any of the USAC Entities, regardless of the reason for the termination of Participant’s Service and regardless of whether Participant’s Service was terminated by Participant or the USAC Entities.

(b) Reasonableness of Restrictions; Breach and Reformation. Participant understands and agrees that the restrictions and obligations upon Participant contained in this Agreement are material to the USAC Entities and that this Agreement would not be entered into without these promises from Participant.  Participant acknowledges that these restrictions and obligations do not terminate when Participant’s Service terminates.  Participant understands that the restrictions in Sections 9 and 10 of this Agreement may limit Participant’s ability to engage in a business similar to or competitive with the USAC Entities, but acknowledges that Participant will receive sufficient consideration from the USAC Entities under this Agreement to justify such restrictions.  Participant further acknowledges that the foregoing restrictions and obligations do not prevent Participant from earning a living with the skills and experience Participant currently possesses.  Participant acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Participant, and, as such, the USAC Entities shall be entitled to enforce their rights under this Agreement by injunctive relief in addition to all remedies available at law or in equity.  It is expressly understood and agreed that Partnership and Participant consider the restrictions and obligations upon Participant contained in this Section 10 to constitute reasonable restraints as to time, geography, and activities involved, and to be necessary for the purposes of preserving and protecting the goodwill, Confidential Information, Protected Relationships, and other legitimate business interests of the USAC Entities.  Nevertheless, if any covenant contained in this Section 10 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the legitimate business interests of the USAC Entities, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the USAC Entities.  Participant hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

(c) Clawback.  If the Participant violates the terms of this Section 10, the violation shall be deemed an Act of Misconduct under the Plan and the Phantom Units, DERs, and Units issuable hereunder, whether vested or unvested and whether or not previously issued, shall be subject to the clawback described in Section 8(o) of the Plan only to the extent that the violation resulted in actual demonstrable harm to one or more of the USAC Entities.

11. Non-Disparagement.  The Participant agrees to refrain from making any oral or written statements to a third party about any of: (i) the USAC Entities; or (ii) Energy Transfer LP, Energy Transfer Operating, L.P., or any of its or their affiliates or successors (collectively, the “Energy Transfer Entities”), that are slanderous, libelous or defamatory with the effect of damaging the business or reputation of the USAC Entities or the Energy Transfer Entities.  If the Participant violates the terms of this Section 11 the violation shall be deemed an Act of Misconduct under the Plan and the Phantom Units, DERs, and Units issuable hereunder, whether vested or unvested and whether or not previously issued, shall be subject to the clawback described in Section 8(o) of the Plan only to the extent that the violation resulted in actual demonstrable harm to one or more of the USAC Entities or Energy Transfer Entities.

12. Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

13. Tax Consultation.  None of the Board, the Committee, the Company or the Partnership has made any warranty or representation to Participant with respect to the income tax consequences of the issuance of the Phantom Units, the DERs, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units and DERs granted pursuant to this Agreement.  The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Phantom Units and DERs.

14. Amendments, Suspension and Termination.  Solely to the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee.  Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.

15. Code Section 409A.

(a) General. This Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b) Delayed Payment Rule.  If and to the extent any portion of any payment provided to the Participant under this Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company and the Partnership in accordance with the procedures separately adopted by the Company and the Partnership for this purpose, by which determination the Participant, as a condition to accepting benefits under this Agreement and the Plan, agrees to be bound, such portion of the Phantom Units and, if applicable DERs, to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment

Date”).  Any amount that is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest.  In addition, if a distribution is paid by the Partnership with respect to its common units during the six month period between the Participant’s separation from service and the New Payment Date, the Partnership shall calculate the distribution amount that the Participant would have received with respect to each Phantom Unit that is not settled through delivery of a common unit pursuant to this Section 15 during the six (6) month delay period and shall pay such amount, without interest, to the Participant on the New Payment Date.

(c) Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Phantom Units under this Agreement shall be treated as a separate payment of compensation.  None of the Company, the Partnership nor the Participant shall have the right to accelerate or defer the delivery of any such Phantom Units except to the extent specifically permitted or required by Section 409A.

(d) No Representation.  The Company and the Partnership make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16. Adjustments; Clawback.  The Participant acknowledges that the Phantom Units are subject to modification and forfeiture in certain events as provided in this Agreement and Section 7 of the Plan.  The Participant further acknowledges that the Phantom Units, DERs and Units issuable hereunder, whether vested or unvested and whether or not previously issued, are subject to clawback as provided in Section 8(o) of the Plan.

17. Successors and Assignability.    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the USAC Entities.  Participant acknowledges and agrees that this Agreement is assignable by the USAC Entities without Participant’s further consent.  Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

18. Governing Law.  THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPALS THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN..

19. Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

20. Entire Agreement.    This Agreement, together with the Plan, constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof; provided,  however that this Agreement supplements and does not modify or supersede any other agreements Participant has with the USAC

Entities or any other obligations of Participant to the USAC Entities relating to assignment of intellectual property, non-disparagement, non-disclosure, non-competition, or non-solicitation.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.  The Participant further acknowledges that the Participant has read and understands the Plan and this Agreement, which contains the specific terms and conditions of this grant of Phantom Units.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

USA COMPRESSION PARTNERS, LP
a Delaware limited partnership

By:  USA Compression GP, LLC
Its:   General Partner

By:__________________________________
Name:
Title:

“PARTICIPANT”

____________________________________
EMPLOYEE*****************

Exhibit A

Form of Release Agreement

(Attached)

FULL RELEASE AND WAIVER OF CLAIMS

This Full Release and Waiver of Claims (the “Agreement”) is by and between USA Compression Management Services, LLC (“USAC”) on behalf of itself and its parents, its subsidiaries and affiliates (collectively with USAC the “Partnership”) and ____________(“Employee”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Retention Agreement (as that term is defined in the recitals below).

WHEREAS, on November__, 2018, Employee entered into a Retention Phantom Unit Agreement (the “Retention Agreement”) with USA Compression Partners, LP, an affiliate of USAC;

WHEREAS, the Partnership informed Employee in the Retention Agreement that Employee would be required to properly and fully execute a waiver and release of claims against the Partnership, and if the Employee did not execute such release the Employee would not be eligible to receive the Release Payment referenced in the Retention Agreement; and

WHEREAS, in order to achieve a final and amicable resolution to the Release Payment referenced in the Retention Agreement, the Partnership has agreed, in accordance with the terms and conditions of this Agreement as set forth below, to provide the Release Payment to the Employee pursuant to the terms of the Retention Agreement and this Agreement in exchange for the Employee’s full and proper execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Release Payment.     In accordance with Section 4 of the Retention Agreement, Employee is eligible for a Release Payment in the amount of $___________, less all applicable taxes and required governmental withholdings, contingent upon the full and proper execution of this Agreement.

2.	Consideration for Signing. As consideration for this Agreement the Partnership agrees to the following:

a.

Employee will receive the Release Payment, less all applicable taxes and required governmental withholdings.  The Release Payment shall be made as soon as reasonably practicable after the Effective Date as defined herein.

b.	The consideration given to Employee hereunder in the form of the Release Payment is expressly conditioned upon Employee’s full compliance with the terms and conditions set forth herein.

3.

Release of Claims.  Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of him or herself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the Partnership and its respective past and present parents, subsidiaries, affiliates, specifically including USA Compression GP, LLC and Energy Transfer LP, partners, directors, officers, owners, shareholders, successors, employees, predecessors, joint employers, successor employers and agents, and each of them (collectively “Released Parties”), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever, including under the Retention Agreement (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee’s signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys’ fees, expenses, reimbursements, costs of any kind or reinstatement of any of the foregoing. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment with the Partnership, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, The Lilly Ledbetter Fair Pay Act of 2009, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with the Partnership or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with the Partnership to the date and time of execution of this Agreement.

Excluded from this Agreement are any claims that cannot be waived by law, including but not limited to, the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission or any applicable federal, state, or local government agency and to recover any appropriate relief in any such proceeding.  Employee is waiving, however, the right to any monetary recovery or relief should the Equal Employment Opportunity Commission or any other agency or commission pursue any claims on Employee’s behalf.

Employee has a period of twenty-one (21) days in which to consider this Agreement.  Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period, but is not required to do so.  Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement.  The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”).  To revoke this Agreement, Employee must provide written notice of revocation to Sean Kimble, 100 Congress Ave., Suite 450, Austin, Texas 78701 before 11:59 p.m., Austin, Texas time on the last day of the seven (7) day revocation period.  No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period.  The Employee is expressly advised and encouraged to exercise the Employee’s right to consult with an attorney of the Employee’s choice in considering whether to sign this Agreement.  The Employee affirms that the Employee (i) has consulted or had an opportunity to consult with an attorney or a representative of Employee’s choosing; and (ii) is not relying on any advice from the Partnership or its agents or attorneys in Employee’s decision to execute this Agreement.  Employee further acknowledges that he/she has carefully read this Agreement, that the Employee understands the contents and meaning of this Agreement and that Employee’s execution of this Agreement is knowing and voluntary.

4.

Not An Employment Agreement.  This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Employee and the Partnership.  Subject to the terms of this Agreement, the Employee may terminate the Employee’s employment with the Partnership at any time, and the Partnership may terminate the Employee’s employment at any time, for cause or other than for cause, and such right is specifically reserved.

5.

Confidentiality of Agreement.  Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law.  Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss  or otherwise communicate with, among other persons, any of the Partnership’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.

6.

Non-Admission.  This Agreement, and the payment of money and other consideration provided by the Partnership under this Agreement, is not an admission or indication of any wrongdoing by the Partnership or the Employee.

7.

Entire Agreement.  Employee agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by the Partnership and that the terms hereof may not be modified except by a written instrument signed by the Partnership and the Employee.

8.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

9.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to the conflicts of laws provisions thereunder.

10.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

11.	Knowing and Voluntary. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

PARTNERSHIP:

USA COMPRESSION PARTNERS, LP

a Delaware limited partnership

By:  USA Compression GP, LLC

Its:   General Partner

____________________________________Sean Kimble, Vice President of Human Resources

Dated: _______________________________

EMPLOYEE:

________________

By:____________________________________Date:__________

Please return executed originals of this Agreement by regular mail to Sean Kimble, 100 Congress Ave., Suite 450, Austin, Texas 78701.